EXHIBIT 99.1

Ramco-Gershenson Properties Trust Reports Financial and Operating Results for the First Quarter 2014

FARMINGTON HILLS, Mich., April 22, 2014 (GLOBE NEWSWIRE) -- Ramco-Gershenson Properties Trust (NYSE:RPT) today announced its financial and operating results for the three months ended March 31, 2014.

FIRST QUARTER 2014 HIGHLIGHTS:

  Reported Operating Funds from Operations ("Operating FFO") of $0.30 per diluted share.
  Increased same-center net operating income ("NOI") by 3.3%.
  Achieved comparable leasing spreads of 5.7%.
  Ended the quarter with core portfolio leased occupancy of 95.8%.
  Improved net debt to EBITDA to 6.1x.

"Our solid first quarter results reflect a high-quality shopping center portfolio and a focused management team," said Dennis Gershenson, President and Chief Executive Officer. "We continue to pursue a number of attractive investment opportunities that will advance our goals for both quality and growth. These opportunities, along with our emphasis on aggressively leasing our centers and maintaining a sound capital structure, position us to deliver strong results for our shareholders in 2014."

FINANCIAL RESULTS:

  Operating FFO of $22.9 million, or $0.30 per diluted share, compared to $18.8 million, or $0.31 per diluted share for the same period in 2013.
  Funds from Operations ("FFO") of $23.0 million, or $0.30 per diluted share, compared to $18.8 million, or $0.31 per diluted share for the same period in 2013.
  Net income available to common shareholders of $0.9 million, or $0.01 per diluted share, compared to $3.2 million, or $0.06 per diluted share for the same period in 2013.
  The comparable period in 2013 included gains on land sales of $3.6 million, or $0.06 of FFO per diluted share, compared to no such gains in 2014.

OPERATING RESULTS:

  Same-center NOI growth of 3.3%.
  Core portfolio leased occupancy of 95.8% and physical occupancy of 94.8%.
  Core portfolio average base rent per square foot of $12.35.
  Signed 98 leases encompassing approximately 0.7 million square feet at comparable rental growth of 5.7%, including 69 renewals totaling approximately 0.6 million square feet at comparable rental growth of 5.1%.

BALANCE SHEET METRICS:

  Net debt to total market capitalization of 36.9%.
  Net debt to EBITDA of 6.1x, interest coverage of 4.0x, and fixed charge coverage of 2.9x.
  Unencumbered operating real estate, as valued under the Company's credit agreements, of $1.3 billion.

INVESTMENT ACTIVITY:

Development and Redevelopment

During the first quarter, the Company completed the redevelopment of Roseville Towne Center in Roseville, Michigan. The project, which included the sale of land to Wal-Mart for the construction of a supercenter, the relocation of Marshall's in 25,000 square feet, and the addition of a 12,000 square foot Five Below, cost $2.6 million to complete and is expected to generate between an 8% to 9% return upon stabilization.

At March 31, 2014, the Company had four redevelopment projects underway with an estimated total cost of $32.5 million and an expected average return on investment of 9% to 10%.

As previously announced, the Company is developing Lakeland Park Center, a 210,000 square foot shopping center located in Lakeland, Florida, anchored by Dick's Sporting Goods, PetSmart, Ross Dress for Less, and Floor and Décor. The development is 96.0% leased and is slated to open in the fourth quarter of 2014.

Dispositions

Subsequent to quarter-end, the Company sold Naples Towne Centre in Naples, Florida for $7.2 million. The 135,000 square foot shopping center is anchored by Beall's and Save-A-Lot.

FINANCING ACTIVITY:

During the first quarter, the Company repaid two mortgage loans totaling $29.8 million with interest rates of 5.4% using borrowings under its unsecured revolving line of credit. Both properties were added to the Company's pool of unencumbered assets. The Company has no debt maturing for the remainder of 2014.

Also during the quarter, the Company issued 0.9 million shares through its at-the-market equity sales program. Net proceeds of approximately $15.0 million were used to pay down balances outstanding under its line of credit.

DIVIDEND:

During the first quarter, the Company declared a common share dividend of $0.1875 per share for the period of January 1, 2014 through March 31, 2014 and a Series D convertible perpetual preferred share dividend of $0.90625 per share for the same period. The dividends were paid on April 1, 2014 to shareholders of record as of March 20, 2014. The Operating FFO payout ratio was 62.5%.

2014 GUIDANCE:

The Company has affirmed its 2014 guidance for Operating FFO of $1.20 to $1.26 per diluted share.

FASB UPDATE:

On April 10, 2014, the Financial Accounting Standards Board ("FASB") issued an update (ASU 2014-08) regarding the criteria for reporting discontinued operations which is effective prospectively beginning in the first quarter of 2015. As permitted, the Company has elected to early adopt the updated standard. Therefore, beginning in the first quarter of 2014, prospective activity related to individual properties sold or held for sale will no longer be included as discontinued operations on the consolidated statements of operations.

CONFERENCE CALL/WEBCAST:

Ramco-Gershenson Properties Trust will host a live broadcast of its first quarter conference call on Wednesday, April 23, 2014, at 9:00 a.m. eastern time, to discuss its financial and operating results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-9205, no pass code needed. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Conference ID # 13578937), for one week.

SUPPLEMENTAL MATERIALS:

The Company's quarterly financial and operating supplement is available on its corporate web site at www.rgpt.com. If you wish to receive a copy via email, please send requests to dhendershot@rgpt.com.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. The Company's business is the ownership and management of multi-anchor shopping centers in strategic metropolitan markets throughout the Eastern, Midwestern and Central United States. At March 31, 2014, the Company owned and managed a portfolio of 79 shopping centers and one office building with approximately 15.8 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Colorado, Wisconsin, Illinois, Indiana, New Jersey, Virginia, Maryland, and Tennessee. At March 31, 2014, the Company's core operating portfolio was 95.8% leased. Additional information regarding the Company is available via the corporate website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company's expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

RAMCO-GERSHENSON PROPERTIES TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Income producing properties, at cost:
Land	$ 285,122	$ 284,686
Buildings and improvements	1,340,033	1,340,531
Less accumulated depreciation and amortization	(260,272)	(253,292)
Income producing properties, net	1,364,883	1,371,925
Construction in progress and land held for development or sale	102,310	101,974
Real estate held for sale	4,566	—
Net real estate	1,471,759	1,473,899
Equity investments in unconsolidated joint ventures	28,528	30,931
Cash and cash equivalents	5,274	5,795
Restricted cash	4,317	3,454
Accounts receivable (net of allowance for doubtful accounts of $2,000 and $2,351 as of March 31, 2014 and December 31, 2013, respectively)	9,417	9,648
Other assets, net	121,181	128,521
TOTAL ASSETS	$ 1,640,476	$ 1,652,248

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable:
Senior unsecured notes payable	$ 365,000	$ 365,000
Mortgages payable	302,062	333,049
Unsecured revolving credit facility	49,000	27,000
Junior subordinated notes	28,125	28,125
Total notes payable	744,187	753,174
Capital lease obligation	5,599	5,686
Accounts payable and accrued expenses	29,172	32,026
Other liabilities	47,179	48,593
Distributions payable	15,022	14,809
TOTAL LIABILITIES	841,159	854,288

Commitments and Contingencies

Ramco-Gershenson Properties Trust ("RPT") Shareholders' Equity:
Preferred shares, $0.01 par, 2,000 shares authorized: 7.25% Series D Cumulative Convertible Perpetual Preferred Shares, (stated at liquidation preference $50 per share), 2,000 shares issued and outstanding as of March 31, 2014 and December 31, 2013	$ 100,000	$ 100,000
Common shares of beneficial interest, $0.01 par, 120,000 shares authorized, 67,780 and 66,669 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	678	667
Additional paid-in capital	973,492	959,183
Accumulated distributions in excess of net income	(301,768)	(289,837)
Accumulated other comprehensive (loss) income	(592)	84
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	771,810	770,097
Noncontrolling interest	27,507	27,863
TOTAL SHAREHOLDERS' EQUITY	799,317	797,960

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,640,476	$ 1,652,248

RAMCO-GERSHENSON PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
REVENUE
Minimum rent	$ 36,267	$ 24,288
Percentage rent	148	95
Recovery income from tenants	12,247	8,228
Other property income	961	523
Management and other fee income	510	804
TOTAL REVENUE	50,133	33,938

EXPENSES
Real estate taxes	7,367	4,565
Recoverable operating expense	6,159	4,129
Other non-recoverable operating expense	849	737
Depreciation and amortization	17,741	10,777
General and administrative expense	5,614	5,500
TOTAL EXPENSES	37,730	25,708

OPERATING INCOME	12,403	8,230

OTHER INCOME AND EXPENSES
Other expense, net	(133)	(136)
Gain on sale of real estate	—	3,582
Loss from unconsolidated joint ventures	(1,607)	(5,674)
Interest expense	(7,599)	(6,073)
Amortization of deferred financing fees	(403)	(341)
Deferred gain recognized on real estate	117	5,282
INCOME FROM CONTINUING OPERATIONS BEFORE TAX	2,778	4,870
Income tax provision	(17)	(43)
INCOME FROM CONTINUING OPERATIONS	2,761	4,827

DISCONTINUED OPERATIONS
Income from discontinued operations	—	447
INCOME FROM DISCONTINUED OPERATIONS	—	447

NET INCOME	2,761	5,274
Net income attributable to noncontrolling partner interest	(89)	(225)
NET INCOME ATTRIBUTABLE TO RPT	2,672	5,049
Preferred share dividends	(1,812)	(1,812)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$ 860	$ 3,237

EARNINGS PER COMMON SHARE, BASIC
Continuing operations	$ 0.01	$ 0.05
Discontinued operations	—	0.01
	$ 0.01	$ 0.06
EARNINGS PER COMMON SHARE, DILUTED
Continuing operations	$ 0.01	$ 0.05
Discontinued operations	—	0.01
	$ 0.01	$ 0.06
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	67,070	51,780
Diluted	67,314	52,212

RAMCO-GERSHENSON PROPERTIES TRUST
FUNDS FROM OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

Net income available to common shareholders	$ 860	$ 3,237
Adjustments:
Rental property depreciation and amortization expense	17,614	10,854
Pro-rata share of real estate depreciation from unconsolidated joint ventures	2,763	1,600
Loss on sale of joint venture depreciable real estate (1)	—	6,365
Deferred gain recognized on real estate	(117)	(5,282)
Noncontrolling interest in Operating Partnership (2)	89	225
Subtotal	21,209	16,999
Add preferred share dividends (assumes if converted)	1,812	1,812
FFO	$ 23,021	$ 18,811

Gain on extinguishment of joint venture debt (1)	(106)	—
Operating FFO	$ 22,915	$ 18,811

Weighted average common shares	67,070	51,780
Shares issuable upon conversion of Operating Partnership Units (2)	2,252	2,270
Dilutive effect of securities	244	432
Shares issuable upon conversion of preferred shares	6,940	6,940
Weighted average equivalent shares outstanding, diluted	76,506	61,422

FFO, per diluted share (3)	$ 0.30	$ 0.31
Operating FFO, per diluted share (3)	$ 0.30	$ 0.31

Dividend per common share	$ 0.18750	$ 0.16825
Payout ratio - FFO	62.5%	54.3%

(1) Amount included in loss from unconsolidated joint ventures.
(2) The total non-controlling interest reflects OP units convertible 1:1 into common shares or the cash value thereof.
(3) In 2013, FFO and Operating FFO, included $0.06 per share of gains on land sales.

We consider funds from operations, also known as "FFO," to be an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents net income available to common shareholders, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America ("GAAP"), gains (losses) on sales of depreciable property and impairment provisions on depreciable property and equity investments in depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and adjustments for unconsolidated partnerships and joint ventures. Also, we consider "Operating FFO" a meaningful, additional measure of financial performance because it excludes periodic items such as impairment provisions on land available for sale, bargain purchase gains, and gains or losses on extinguishment of debt that are not adjusted under the current NAREIT definition of FFO. FFO and Operating FFO should not be considered alternatives to GAAP net income available to common shareholders or as alternatives to cash flow as a measure of liquidity. While we consider FFO and Operating FFO useful measures for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, our computations of FFO and Operating FFO may differ from the computations utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.
CONTACT: Company Contact:
         Dawn L. Hendershot, Vice President of Investor Relations
         and Corporate Communications
         31500 Northwestern Highway, Suite 300
         Farmington Hills, MI 48334
         dhendershot@rgpt.com
         (248) 592-6202